FIRST AMENDMENT TO RIGHTS AGREEMENT


            THIS AMENDMENT (this "Amendment"), dated as of March 6, 2000, to the Rights Agreement, dated as of the date hereof (the "Rights Agreement"), by and between Mirage Resort, Incorporated, a Nevada corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

                               R E C I T A L S

            A. The Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the "Merger Agreement") among the Company, MGM Grand, Inc., a Delaware corporation ("Parent"), and a wholly-owned subsidiary of Parent ("Merger Sub"), with respect to a merger of the Company and Merger Sub (the "Merger").

            B. The Company and the Rights Agent have executed and entered into the Rights Agreement.

            C. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

            D. The Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby will not (i) cause Parent or any of its subsidiaries to become an Acquiring Person or (ii) cause the occurrence of a Distribution Date.

            E. The Board of Directors has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.

                              A G R E E M E N T
                              -----------------

            NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

            1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:

                  "; provided that neither MGM Grand, Inc., a Delaware corporation ("MGM"), nor any direct or indirect wholly owned subsidiary of MGM shall be deemed to be an Acquiring Person solely by virtue of the


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                  approval, execution or delivery of the Agreement and Plan of
                  Merger, dated as of March 6, 2000, among the Company, MGM and a wholly owned subsidiary of MGM (as it may be amended from time to time, the "MGM Merger Agreement"), or the consummation of the transactions contemplated thereby."

            2. The Rights Agreement is hereby further modified and amended by adding a new Section 34 to the end thereof to read in its entirety as follows:

                  "Section 34. MGM Merger Agreement. Notwithstanding any other provision of this Rights Agreement, neither the approval, execution or delivery of the MGM Merger Agreement nor the consummation of the transactions contemplated thereby is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the MGM Merger Agreement."

            3. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

            5. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In

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executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.



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             IN WITNESS WHEREOF, this Amendment has been duly executed by the
Company and the Rights Agent as of the day and year first written above.



Attest:                                   MIRAGE RESORTS, INCORPORATED
------



 By:  /s/ Bruce A. Levin                   By: /s/  Robert H. Baldwin
   -------------------------                 -------------------------
   Name:  Bruce A. Levin                     Name:  Robert H. Baldwin
   Title: Vice President, General            Title: Chief Financial Officer
          Counsel & Asst. Secretary                 & Treasurer


Attest:                                   AMERICAN STOCK TRANSFER &
-------                                      TRUST COMPANY



 By:  /s/ Susan Silber                     By: /s/  Herbert J. Lemmer
   -------------------------                 -------------------------
   Name:  Susan Silber                       Name:  Herbert J. Lemmer
   Title: Assistant Secretary                Title: Vice President